CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MARINA BIOTECH, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, a duly authorized officer of Marina Biotech, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify in accordance with the provisions of the DGCL as follows:

1. The name of the Corporation is Marina Biotech, Inc. The Corporation was originally incorporated under the name Nastech Pharmaceutical Company Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 23, 1983, and the Original Certificate was amended and restated in its entirety by the filing of a Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware on July 20, 2005.

2. This Certificate of Amendment amends the provisions of the Restated Certificate as set forth herein, and was adopted by the Corporation’s Board of Directors and authorized by a majority of the holders of the outstanding shares of common stock entitled to vote thereon at an annual meeting of stockholders pursuant to Section 242 of the DGCL.

3. Article FOURTH of the Restated Certificate is hereby amended to include the following additional paragraph (g) at the end of Article FOURTH:

“(g) Effective at 9:00 a.m. EDT on August 2, 2017 (the “Effective Time”), every ten (10) shares of Common Stock of the Corporation issued and outstanding will be exchanged and combined, automatically, without further action, into one (1) share of the Common Stock of the Corporation. At the Effective Time, there shall be no change in the number of authorized shares of Common Stock, including the number authorized for each class of shares, which the Corporation shall have the authority to issue. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination shall be rounded up to the nearest whole share of Common Stock.”

4. This Certificate of Amendment shall be effective at 9:00 a.m. EDT on August 2, 2017.

IN WITNESS WHEREOF, the undersigned, being the Executive Chairman of the Corporation, does hereby execute this Certificate of Amendment as of July 31, 2017.

/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Executive Chairman

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